Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 9, 2014, relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a common control business combination with Nitronex, LLC), appearing in the Annual Report on Form 10-K of M/A-COM Technology Solutions Holdings, Inc. for the year ended October 3, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, MA

February 2, 2015